Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces Executive Transition
Appoints Bernard Acoca as President and Chief Executive Officer

COSTA MESA, CA – February 28, 2018 – El Pollo Loco Holdings, Inc. (“El Pollo Loco” or the “Company”) (Nasdaq: LOCO) today announced that Bernard Acoca has been appointed as President and Chief Executive Officer, effective March 12, 2018.  Mr. Acoca will succeed Steve Sather, who previously announced his intent to retire during 2017.  Mr. Acoca will also replace Mr. Sather on the Company’s Board of Directors.

Michael Maselli, Chairman of the Board of Directors of El Pollo Loco, stated, “The board and I are excited to announce Bernard’s appointment as President and CEO.  Bernard is a seasoned executive with over twenty-five years of experience, including sixteen years at leading restaurant companies Starbucks and Yum! Brands.  With a long and proven track record of driving sales and profit growth through new product development, brand communications, and integrated go-to-market strategies, Bernard brings significant strategic, marketing, operational, and digital expertise to the role of CEO.  As El Pollo Loco embarks on its next chapter of growth, we are confident that Bernard’s skill set, experience, and passion for the brand make him the ideal person to lead this Company into the future.”

Maselli continued, “On behalf of the Board of Directors, I would like to thank Steve for his leadership, dedication, and hard work over the past twelve years. We are proud of all his accomplishments, and wish him the very best in his retirement.”

Mr. Acoca joins El Pollo Loco after seven years at Starbucks as a member of its Executive Team.  For the past two and one-half years, Mr. Acoca served as President of Teavana, Starbucks’ global tea brand, where he was responsible for the overall operations of over 375 Teavana specialty retail stores in North America as well as its e-commerce business.  During his tenure he oversaw the expansion of the Teavana brand to 26,000 Starbucks stores globally and was in charge of evaluating the brand’s prospects and determining its strategy.  Before that, Mr. Acoca served as Senior Vice President, Marketing & Category for the Americas, Starbucks’ largest region, where he was responsible for managing categories totaling $9B in sales.  Additionally, he served as Chief Marketing Officer for the Americas for L’Oréal and spent 10 years at YUM brands in marketing roles of increasing responsibility.

Bernard Acoca, incoming President and Chief Executive Officer of El Pollo Loco, stated, “I am thrilled to lead the El Pollo Loco organization and eager to build upon the brand’s success.  El Pollo Loco represents an authentic differentiated brand, serving made-to-order fresh citrus-marinated grilled chicken and entrees every day, every meal.  I look forward to strengthening that unique positioning, and to driving sales and profits as we cultivate relationships with both new and existing customers.”

Steve Sather has served as President and Chief Executive Officer since 2010, after joining El Pollo Loco in 2006 as Senior Vice President of Operations.  During his tenure, he led a successful brand turnaround, repositioning El Pollo Loco to target the QSR+ niche, and driving meaningful improvement in average unit volumes and restaurant level margins.

Steve Sather, President and Chief Executive Officer of El Pollo Loco Holdings, Inc., commented, “It has been an incredible honor to lead this special brand over the last seven and one-half years, and I am extremely proud of the successes we have shared.  El Pollo Loco has a tremendous opportunity for growth, and I leave assured that the company will thrive under Bernard’s skillful leadership and look forward to seeing their future achievements.”

About El Pollo Loco
El Pollo Loco (Nasdaq:LOCO) is the nation's leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 470 company-owned and franchised restaurants in Arizona, California, Nevada, Texas and Utah, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at www.elpolloloco.com.

Investor Contact:
Fitzhugh Taylor, ICR
(714) 599-5200
investors@elpolloloco.com

Media Contact:
Alecia Pulman, ICR
203-682-8200
LOCO@icrinc.com